Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-269386 and No. 333-254762) of Ellington Financial Inc. of our reports dated February 24, 2023 and February 26, 2024 relating to the financial statements of LendSure Mortgage Corp., which appears in this Form 10-K.
/s/ Richey May & Co.
Denver, Colorado
February 29, 2024